Exhibit 99

For more information contact:                     Charles R. Ofner
                                                  Vice President

                   R&B FALCON CORPORATION ANNOUNCES
                   FALCON 100 CONTRACT CANCELLATION

     Houston, TX, May 19, 1999 .. R&B Falcon Corporation (NYSE:FLC) announced today that it received notice from Petrobras of cancellation of the drilling contract on the semisubmersible Falcon 100, based upon alleged late delivery of the rig. The Company does not believe that Petrobras has the right to cancel the contract and has engaged Brazilian counsel to pursue its rights under the contract and intends to take legal action to enforce its rights under the contract. Petrobras has also advised the Company that the contract for which the Company had been the low bidder with its Peregrine VII drillship had been awarded by Petrobras to another drilling contractor, for the reason that Petrobras desired to commence such contract prior to the expected delivery date of the Peregrine VII.

     R&B Falcon Corporation operates the world's largest fleet of marine-based drilling rigs servicing the international oil and gas industry. Its fleet is composed of 136 marine-based drilling units including the industry's largest fleets of barge and jackup rigs, and a fleet of semisubmersibles and drillships which is among the most capable in the world. R&B Falcon also provides turnkey and integrated services and operates mobile production units, internationally-based land drilling rigs and an offshore towing business.

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